Exhibit 3.1

THE COMPANIES LAW, 5759-1999

A PRIVATE COMPANY LIMITED BY SHARES

Articles of Association of

Fiverr International Ltd.

General

1.                            1.1.                          The name of the Company is “Fiverr International Ltd.”

1.2.                         The objective of the Company is to engage in any lawful activity or business.

1.3.                         The liability of each Shareholder is limited to the unpaid portion on account of each share held by such Shareholder.

Interpretation; General

2.                            In these Articles, unless the context otherwise requires:

2.1.                            “A1 Investor’s Investment Amount” means (i) in respect each of the A1 Investors other than City National Bank (and/or its Permitted Transferees), the total amount of consideration paid by such A1 Investor for the total number of A1 Protected Ordinary Shares held by such A1 Investor, and (ii) in respect of City National Bank (and/or its Permitted Transferees), the aggregate Warrant Price actually paid thereby upon exercise of the Warrant (or any portion thereof) pursuant to the terms thereof, and in case of cashless exercise, the aggregate Warrant Price that would have been paid thereby had the Warrant (or the applicable portion thereof) been exercised for cash.

2.2.                            “A1 Investor’s Adjusted Investment Amount” means the A1 Investor’s Investment Amount of an A1 Investor less the total amount of consideration received by such A1 Investor from the sale of A1 Protected Ordinary Shares prior to the Determining Date, calculated on the Determining Date. In the event the foregoing calculation leads to an amount less than zero, the A1 Investor’s Adjusted Investment Amount of such A1 Investor shall be zero.

2.3.                            “A1 Protected Ordinary Share” means an Ordinary Share purchased by an A1 Investor (i) from the Company, pursuant to the 2010 SPA, the 2011 SPA, the 2012 SPA or the Warrant; or (iii) from a Founder, pursuant to the 2011 SSA. For the avoidance of doubt, an Ordinary Share that was at one point in time an A1 Protected Ordinary Share shall cease to be an A1 Protected Ordinary Share when transferred by an A1 Investor to a third party, unless the third party was a Permitted Transferee of the A1 Investor and the transfer was for no or nominal consideration unless a non-nominal consideration is required for tax considerations, in which case the A1 Protected Ordinary Share(s) which were so transferred shall continue to be deemed A1 Protected Ordinary Share(s).  In the event of a share split or share consolidation, of the A1 Protected Ordinary Shares - the split shares or consolidated shares shall also be deemed A1 Protected Ordinary Shares.

2.4.                            “A1 Investor” means the investors pursuant to the 2010 SPA, the 2011 SPA and the 2012 SPA, and City National Bank (and/or its Permitted Transferees) pursuant to the Warrant.

2.5.                            “A2 Investors” means the investors who purchased Ordinary Shares pursuant to the 2014 SPA.

2.6.                            “A3 Investors” means (i) the investors who purchased Ordinary Shares pursuant to the 2015 SPA; (ii) the Persons to whom the Company issued Ordinary Shares pursuant to the 2018 And Co SPA; and (iii) TriplePoint, with regard to Ordinary Shares issued to it by the Company pursuant to the Warrant Agreement.

2.7.                            “A4 Investors” means the investors who purchased Ordinary Shares pursuant to the 2018 SPA.

2.8.                            “A2 Protected Ordinary Share” means an Ordinary Share purchased by an A2 Investor from the Company, pursuant to the 2014 SPA. For the avoidance of doubt, an Ordinary Share that was at one point in time an A2 Protected Ordinary Share shall cease to be anA2 Protected Ordinary Share when transferred by an A2 Investor to a third party, unless the third party was a Permitted Transferee of the A2 Investor and the transfer was for no or nominal consideration unless a non-nominal consideration is required for tax considerations, in which case the A2 Protected Ordinary Share(s) which were so transferred shall continue to be deemed A2 Protected Ordinary Share(s).  In the event of a share split or share consolidation of the A2 Protected Ordinary Shares - the split shares or consolidated shares shall also be deemed A2 Protected Ordinary Shares.

2.9.                            “A2 Investor’s Investment Amount” means in respect of each of the A2 Investors, the total amount of consideration paid by such A2 Investor for the total number of A2 Protected Ordinary Shares held by such A2 Investor.

2.10.                     “A2 Investor’s Adjusted Investment Amount” means the A2 Investor’s Investment Amount of an A2 Investor less the total amount of consideration received by such A2 Investor from the sale of A2 Protected Ordinary Shares prior to the Determining Date, calculated on the Determining Date. In the event the foregoing calculation leads to an amount less than zero, the A2 Investor’s Adjusted Investment Amount of such A2 Investor shall be zero.

2.11.                     “A3 Protected Ordinary Share” means an Ordinary Share (i) purchased by an A3 Investor from the Company, pursuant to the 2015 SPA; (ii) issued by the Company to an A3 Investor pursuant to the 2018 And Co SPA; or (iii) issued by the Company to an A3 Investor pursuant to the Warrant Agreement. For the avoidance of doubt, an Ordinary Share that was at one point in time an A3 Protected Ordinary Share shall cease to be an A3 Protected Ordinary Share when transferred by an A3 Investor to a third party, unless the third party was a Permitted Transferee of the A3 Investor and the transfer was for no or nominal consideration unless a non-nominal consideration is required for tax considerations, in which case the A3 Protected Ordinary Share(s) which were so transferred shall continue to be deemed A3 Protected Ordinary Share(s).  In the event of a share split or share consolidation of the A3 Protected Ordinary Shares - the split shares or consolidated shares shall also be deemed A3 Protected Ordinary Shares.

2.12.                     “A3 Investor’s Investment Amount” means (i) in respect of each of the A3 Investors that acquired A3 Protected Ordinary Shares under the 2015 SPA, the total amount of consideration paid by such A3 Investor for the total number of A3 Protected Ordinary Shares held by such A3 Investor; (ii) in respect of each of the A3 Investors to whom, the Company issued A3 Protected Ordinary Shares under the 2018 And Co SPA, the total value of the total number of A3 Protected Ordinary Shares issued by the Company to such A3 Investor under the 2018 And Co SPA, each valued at a price per A3 Protected Ordinary Share of $3.35 (subject to adjustment for any share split, reverse share split or other like change with respect thereto); and (ii) in respect of TriplePoint, the aggregate Exercise Price (as defined in the Warrant Agreement) actually paid thereby upon exercise of the Warrant Agreement (or any portion thereof) pursuant to the terms thereof, and in case of exercise by the net issuance method, an amount received by multiplying the applicable Exercise Price by the number of Warrant Shares (as defined in the Warrant Agreement) that were actually issued to TriplePoint as part of such issuance.

2.13.                     “A3 Investor’s Adjusted Investment Amount” means the A3 Investor’s Investment Amount of an A3 Investor less the total amount of consideration received by such A3 Investor from the sale of A3 Protected Ordinary Shares prior to the Determining Date, calculated on the Determining Date. In the event the foregoing calculation leads to an amount less than zero, the A3 Investor’s Adjusted Investment Amount of such A3 Investor shall be zero.

2.14.                     “A4 Protected Ordinary Share” means an Ordinary Share purchased by an A4 Investor from the Company, pursuant to the 2018 SPA. For the avoidance of doubt, an Ordinary Share that was at one point in time an A4 Protected Ordinary Share shall cease to be an A4 Protected

Ordinary Share when transferred by an A4 Investor to a third party, unless the third party was a Permitted Transferee of the A4 Investor and the transfer was for no or nominal consideration unless a non-nominal consideration is required for tax considerations, in which case the A4 Protected Ordinary Share(s) which were so transferred shall continue to be deemed A4 Protected Ordinary Share(s) and thereafter any reference herein to an A4 Investor shall be deemed to refer to such Permitted Transferee.  In the event of a share split or share consolidation of the A4 Protected Ordinary Shares - the split shares or consolidated shares shall also be deemed A4 Protected Ordinary Shares.

2.15.                     “A4 Investor’s Investment Amount” means in respect of each of the A4 Investors, the total amount of consideration paid by such A4 Investor for the total number of A4 Protected Ordinary Shares held by such A4 Investor.

2.16.                     “A4 Investor’s Adjusted Investment Amount” means the A4 Investor’s Investment Amount of an A4 Investor less the total amount of consideration received by such A4 Investor from the sale of A4 Protected Ordinary Shares prior to the Determining Date, calculated on the Determining Date. In the event the foregoing calculation leads to an amount less than zero, the A4 Investor’s Adjusted Investment Amount of such A4 Investor shall be zero.

2.17.                     “Accel Partners” means Accel London III L.P. and Accel London Investors 2012 L.P.

2.18.                     “Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person.

2.19.                     “Articles” means these Articles of Association of the Company, as they may be amended and replaced from time to time.

2.20.                     “Board” means the Company’s board of directors designated or elected in accordance with the Articles.

2.21.                     “Bonus Shares” means shares issued by the Company for no consideration to Shareholders entitled to receive them on a pro rata basis.

2.22.                     “Business Day” “Business Days” means a day, or days, on which customer services are provided by a majority of the major commercial banks in Israel (excluding, for the avoidance of doubt, Fridays).

2.23.                     “BVP Funds” shall mean BVP VII Special Opportunity Fund L.P., Bessemer Venture Partners VII L.P. and Bessemer Venture Partners VII Institutional L.P.

2.24.                     “Companies Law” means the Companies Law, 5759-1999 and all the regulations promulgated under it, or any statutory re-enactment or modification thereof, as shall be in force from time to time.

2.25.                     “Companies Ordinance” means the applicable Sections of the Companies Ordinance [New Version], 5743-1983 that remain in effect, or any statutory re-enactment or modification thereof, as shall be in force from time to time.

2.26.                     “Company” means the company whose name is set forth above.

2.27.                     “Control” means the holding of at least 50% of the voting power in a corporation or of the right to appoint at least half of the directors or members of a similar body having a similar function in a corporation.

2.28.                     “Determining Date” means the date of a Distribution or the date of distribution of Distributable Proceeds (as defined in Article 135.1 below).

2.29.                     “Distribution” means the payment of a Dividend or an obligation for such payment, directly or indirectly, and a Repurchase.

2.30.                     “Dividend” means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding Bonus Shares.

2.31.                     “Founders” means each of Micha Kaufman (ID 028583052) and Shai Wininger (ID 025687088), and any Permitted Transferee to whom any of such individual’s securities in the Company are transferred.

2.32.                     “General Meeting” means an annual or special general meeting of the Shareholders.

2.33.                     “Investors” means the A1 Investors, the A2 Investors, the A3 Investors and the A4 Investors.

2.34.                     “ION” means ICP F1, L.P.

2.35.                     “IPO” means the first firm commitment underwritten public offering of the Company’s Ordinary Shares.

2.36.                     “Law” means the Companies Law, the Companies Ordinance and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

2.37.                     “TriplePoint” means TriplePoint Venture Growth BDC Corp.

2.38.                     “M&A Event” means a merger or consolidation as a result of which the Shareholders prior to such event do not own, by virtue of their shareholdings in the Company prior to such event, a majority of the shares of the surviving or acquiring entity or if the surviving or acquiring company is a wholly owned subsidiary of another company immediately following such transaction, the parent company of such surviving or acquiring company, and a sale or other disposition of all or substantially all of the assets, or all or substantially all of the shares, of the Company or the transfer or the grant of a license to exploit all or substantially all of the Company’s intellectual property which is economically similar to a sale of such intellectual property.

2.39.                     “New Securities” means any shares, preferred shares or other shares or equity securities of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said shares or securities and securities of any type whatsoever that are, or may become, convertible into said shares or securities, but shall not include (i) Ordinary Shares or options therefor to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or a subsidiary thereof or their retention as consultants by the Company or a subsidiary thereof, issued pursuant to share option plans or other incentive share arrangements approved by the Board; (ii) securities offered in an IPO; (iii) shares or other securities issued upon conversion of any convertible shares or other convertible securities, options or warrants that were first issued in accordance with the terms and conditions of these Articles; (iv) shares or other securities with respect to which the holders of at least 75% of the Company’s outstanding share capital determine (prospectively or retroactively), shall not constitute New Securities; and (v) shares or other securities of the Company issued as a direct result of any Recapitalization Event.

2.40.                     “Office” means the registered office of the Company.

2.41.                     “Office Holders” as defined in the Companies Law.

2.42.                     “Ordinary Shares” means Ordinary Shares, of no par value, of the Company.

2.43.                     “Permitted Transferee” means: (a) a transferee by operation of law; (b) in the case of an individual Shareholder - a wholly owned corporation of such Shareholder; or such Shareholder’s spouse, parent, brother, sister, or child or a company wholly owned by such family member’s (c) a trust which does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of the relevant Shareholder and no power or control over the voting powers conferred by any shares are subject to the consent of any person other than the trustees of such Shareholder; (d) a Person who is an Affiliate of the transferor and with respect to any transferor which is a partnership (i) the limited and general partners of such transferor; (ii) any Affiliate of such partnership or the general partner thereof of any entity managed by the same management company or managing general partner or by an entity which is an Affiliate of such management company or managing general partner, or any general partner of such Affiliate; and (iii) any Person acquiring all or substantially all of the portfolio companies of such transferor (unless the transferor is merely a holding company and the shares of the Company are the only investment of such transferor); (e) in addition, with respect to Accel Partners, each of the BVP Funds, Qumra, Square Peg and ION, to the extent applicable: (i) their respective  partners, members, affiliated partnerships or entities managed by the same management company or managing (general) partner or managing member or by an entity that is Affiliated with such management company or managing (general) partner or managing member, (ii) an acquirer of the holdings in the Company of Accel Partners, such BVP Fund, Qumra or Square Peg in the framework of a transaction for the purchase of a substantial portion of Accel Partners’, such BVP Fund’s, Qumra’s or Square Peg’s portfolio companies; (f)(i) in the case of Accel Partners, ICS Internet Consumer Services GmbH (“ICS”), and (ii) in the case of ICS, Accel Partners, (g) in the case of Guy Gamzu, Anfield Ltd., Lacombe Trust, Jonathan Kolber,2113089 Alberta ULC, 2113091 Alberta ULC., Michael Vineberg, MiPhil Enterprises Inc., Anna de Benedictis, 3421139 Canada, Phillip Vineberg, and Roy Oron — other than for purposes of Article 69, each other, (h) an acquirer that acquires in one transaction the entire outstanding share capital of the Company from the Shareholders, whether pursuant to Article 42 or Section 341 of the Companies Law or otherwise, including by way of a merger; (i) the Company, with respect to repurchase at the price actually paid to the Company for such share or for no consideration of shares from any employees or Board members; and (j) in the case of a Shareholder that is a trustee (and notified the Company, in writing, of such trusteeship at the time of its first purchase of shares in the Company) — the beneficiaries of the trust; provided, however, that in any of the foregoing cases (other than paragraphs (h) and (i)) the Permitted Transferee shall have first assumed in writing, a copy of which was delivered to the Company, all the transferring shareholder’s obligations and undertakings to the Company and to any other shareholders (which relates to the Company) with respect to the transferred shares.

2.44.                     “Person” means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

2.45.                     “Protected Ordinary Share” means any share in the Company which is an A1 Protected Ordinary Share, an A2 Protected Ordinary Share, an A3 Protected Ordinary Share or an A4 Protected Ordinary Share.

2.46.                     “Qumra” means Qumra Capital I L.P.

2.47.                     “Recapitalization Event” means any event of share combination or subdivision, distribution of Bonus Shares or any other reclassification, reorganization or recapitalization of the Company’s share capital where the Shareholders retain their proportionate holdings in the Company, on an as-converted to Ordinary Shares basis.

2.48.                     “Register” means the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law.

2.49.                     “Repurchase” means the acquiring or the financing of the acquiring, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, or the redemption of redeemable securities that are part of the Company’s share capital pursuant to Section 312(d) of the Companies Law, including an obligation to do any of the same, and all provided that the seller is not the Company itself or another corporate entity fully owned by the Company.

2.50.                     “Shareholder” means a shareholder of the Company.

2.51.                     “Square Peg” means Square Peg Israel No. 1 Pty Ltd as trustee for Square Peg Fiverr No. 1 Trust, Square Peg Israel No. 1 Pty Ltd as trustee for Square Peg Fiverr No. 2 Trust, Square Peg Israel No. 1 Pty Ltd as trustee for Square Peg Fiverr No. 3 Trust, Square Peg Global 2015 Fund Pty Ltd as a trustee for Square Peg Global 2015 Trust, and Square Peg UPG Pty Ltd..

2.52.                     “Transfer” means any sale, assignment, conveyance, pledge, grant of any security interest or gift, or any other disposition or transfer.

2.42A              “Warrant” means that certain Warrant to Purchase Shares issued by the Company to City National Bank (and/or its Permitted Transferees) dated April 28, 2014.

2.42B              “Warrant Agreement” means that certain Plain English Warrant Agreement issue by the Company to TriplePoint (and/or its Permitted Transferees) dated April   , 2018.

2.53.                     “2010 SPA” means that certain Share Purchase Agreement among the Company, the 2010 Investors and the Founders (as defined therein), dated June 17, 2010.

2.54.                     “2010 Investors” means the Investors who purchased Ordinary Shares pursuant to the 2010 SPA.

2.55.                     “2011 SPA” means that certain Share Purchase Agreement among the Company, the 2011 Investors and the Founders (as defined therein), dated January 20, 2011.

2.56.                     “2011 SSA” means that certain Share Sale Agreement among the Company, the BVP Funds and the Founders, dated January 20, 2011.

2.57.                     “2011 Investors” means the Investors who purchased Ordinary Shares pursuant to the 2011 SPA.

2.58.                     “2012 SPA” means that certain Share Purchase Agreement among the Company, the 2012 Investors and the Founders (as defined therein), dated May 3, 2012.

2.59.                     “2012 Investors” means the Investors who purchased Ordinary Shares pursuant to the 2012 SPA.

2.60.                     “2014 SPA” means that certain Share Purchase Agreement among the Company and the 2014 Investors, dated July 27, 2014.

2.61.                     “2014 Investors” means the Investors who purchased Ordinary Shares pursuant to the 2014 SPA.

2.62.                     “2014 Qualified Investors” means Qumra and Roy Oron.

2.63.                     “2015 SPA” means that certain Share Purchase Agreement among the Company and the 2015 Investors, dated October 18, 2015.

2.64.                     “2015 Investors” means the Investors who purchased Ordinary Shares pursuant to the 2015 SPA.

2.65.                     “2018 And Co SPA” means the Stock Purchase Agreement dated January 22, 2018, by and among Fiverr Inc., a wholly owned subsidiary of the Company, the Company, And Co Ventures Inc. (“And Co”), each of the stockholders of And Co, and Leif Abraham, solely in his capacity as the Stockholders’ Representative thereunder.

2.66.                     “2018 SPA” means that certain Share Purchase Agreement among the Company and the A4 Investors, dated November 7, 2018.

3.                            Subject to the aforesaid, in these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Law, as in effect on the day on which these Articles become binding on the Company; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender and words importing persons shall include bodies corporate. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof.

4.                            For purposes of computing shareholdings required for any purposes under these Articles, each Shareholder shall be entitled to aggregate its holdings in the Company with the holdings of any of its Permitted Transferees, and the aggregate holdings shall be considered to be held by such Shareholder and its Permitted Transferees.

Limitations

5.                            The following limitations shall apply to the Company:

5.1.                 the right to transfer shares is restricted in the manner hereinafter provided;

5.2.                 an offer to the public to subscribe for shares or debentures of the Company is prohibited.

Capital

6.                            The authorized share capital of the Company is 210,000,000 Ordinary Shares of no par value.

The Ordinary Shares shall rank pari passu between them, subject to Article 135, and shall entitle their holders, subject to Article 135:

6.1.                to receive notices of, and to attend, General Meetings where each Ordinary Share shall have one vote for all purposes;

6.2.                to share, on a per share pro rata basis, in Bonus Shares or Distributions as may be declared by the Board and approved by the Shareholders, if required, out of funds legally available therefor; and

6.3.                upon liquidation or dissolution— to participate in the distribution of the assets of the Company legally available for distribution to Shareholders after payment of all debts and other liabilities of the Company (in each case, proportionally to the number of Ordinary Shares outstanding).

7.                            Reserved.

Shares; Pre-emptive Rights

8.                            Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the Board who may offer, allot, grant options or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of the Board determine.

9.                            The Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time, subject to the provisions of these Articles and the provisions of Section 20(c) of the Companies Law shall not apply.

10.                     Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

11.                     Preemptive Right. Until the closing of an IPO, each Shareholder holding at least 5% of the issued and outstanding share capital of the Company and ION, as long as it holds together at least 3% of the issued and outstanding share capital of the Company (each, an “Offeree”) shall have the right to participate in any issuance of New Securities by the Company at the offering price as follows:

11.1.                  If the Company proposes to issue New Securities, it shall give each Offeree a written notice thereof (the “Rights Notice”) of its intention to do so, describing the New Securities, the price and the general terms upon which the Company proposes to issue them. Subject to Article 11.2, each Offeree shall have 14 days from the date of the Rights Notice (the “Acceptance Period”) to agree to purchase up to such Offeree’s pro-rata portion of the New Securities which is equal to the ratio of (a) the number of outstanding shares of the Company which such Offeree holds immediately prior to the issuance of such New Securities, to (b) the total number of outstanding shares of the Company immediately prior to the issuance of the New Securities (the “Pro Rata Portion”), all for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased (the “Acceptance Notice”), provided, that the Offeree shall not be obligated to consummate the purchase of such New Securities unless the Company consummates the sale of the other New Securities pursuant to the terms described in such Rights Notice.

11.2.                  The Company shall have until the lapse of 60 days from the end of the Acceptance Period to sell the New Securities (other than those subscribed for by the Offerees pursuant to Article 11.1, which shall be sold to the subscribing Offerees) at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold such New Securities within said 60-day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Offerees in the manner provided above.

11.3.                  An Offeree may assign its right under this Article 11 to a Permitted Transferee that falls within the definition of subsections (a) through (g) of such term in Article 2.43 above.

11.4.                  If the offer to Shareholders under this Article 11 may constitute an offer to the public under applicable laws which is subject to prospectus requirements then such offer shall be limited to (i) the type of offerees the offering to which is exempted from such prospectus requirement, and (ii) to such limited number of Shareholders with the highest holdings in the Company (aggregating holdings of Permitted Transferees for the purpose of calculating the Shareholders with the highest holdings; provided that such Permitted Transferees shall be considered as separate entities to the extent viewed as such by applicable law; and further provided that the transfers to such Permitted Transferees were not made for the purpose of increasing the number of entities that are Permitted Transferees of the original transferring Shareholder(s) eligible to participate in the offer to Shareholders under this Article 11), not including and in addition to the offerees under paragraph (i), the offering to which is exempted from such prospectus requirement.

12.                     Subject to the provisions of these Articles, the Company may issue from time to time options, warrants, other rights to subscribe for instruments convertible into, or exchangeable for shares of the Company, the terms and conditions of which shall be determined by the Board in accordance with these Articles.

13.                     The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

14.                     If two or more Persons are registered as joint holders of a share:

14.1.                  They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, powers of attorney and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

14.2.                  Each one of them shall be permitted to give receipts binding all the joint holders for dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

15.                     Share certificates shall bear the signature of one director, or of any other person or persons authorized thereto by the Board. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board so approves, to several certificates, each for one or more of such shares. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem fit.

Lien

16.                     The Company shall have a lien and first pledge on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share. The lien on a share shall also apply to Dividends and other distributions payable on not fully paid-up shares. The Board may exempt any share, in full or in part, temporarily or permanently, from the provisions of this Article.

17.                     The Company may sell any share on which it has a lien in any manner the Board sees fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until 14 days have passed after written notice has been given to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.

18.                     The net proceeds of the sale shall be applied in payment of the amount due to the Company for the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.

19.                     After the execution of a sale of pledged shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

Calls for Payment

20.                     With respect to shares not fully paid for according to their terms of issuance, a Shareholder, whether he is the sole holder of shares or holds the shares together with another Person, shall not be entitled to receive Dividends nor any other right a Shareholder has unless he has paid all the calls by the Company which shall have been made from time to time.

21.                     Subject to any contractual undertakings of the Company, the Board may make calls for payment from Shareholders of the amount not yet paid up on their shares as the Board shall see fit, provided that the Company gives the Shareholders prior notice of at least 14 days on every call and that the date for payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice.

22.                     The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full.

23.                     If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Board shall determine, from the date on which payment was prescribed until the day on which it is paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

24.                     Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles in connection with Calls for Payment shall apply in respect of such amount as if a proper call for its payment had been made and an appropriate notice thereof given.

25.                     At the time of issuance of shares the Board may make arrangements that differentiate between  the parties purchasing such shares, in respect of the amounts of calls for payment, their dates of payment or the rate of interest, subject to the provisions of Article 11.

26.                     The Board may, if it thinks fit, accept from any Shareholder for his shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

Forfeiture of Shares

27.                     If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

28.                     The notice shall specify a date not less than 7 days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

29.                     If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

30.                     The forfeiture shall apply to those Dividends that were declared but not yet distributed with respect to the forfeited shares.

31.                     A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

32.                     A Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall nevertheless remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of such amount owing.

33.                     The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former Shareholders.

34.                     The Person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

35.                     The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time as if the same had been payable by virtue of a call duly made and notified.

Transfer of Shares

36.                     Reserved.

37.                     Until the closing of an IPO, no Transfer of shares shall be effective unless the Transfer has been approved by the Board, which consent shall not be unreasonably withheld or delayed, provided that such consent shall not be required for a transfer to a Permitted Transferee or from a Permitted Transferee back to the original Shareholder. However, the Board may refuse to register a Transfer in the event that such a Transfer is to a competitor of the Company, or in the event that such a Transfer would result in the Company having more than 50 shareholders, excluding employees and ex-employees of the Company. In the event that the Board does not notify the transferor of its refusal to allow a Transfer together with a detailed reasoning for such refusal within 14 days of receipt by the Company of a request for Transfer which includes the identity of the transferor then the Board shall be deemed to have agreed to such Transfer. It is hereby clarified that an actual or deemed agreement of the Board to a Transfer shall not exempt the transferor and the transferee from having to comply with the terms of these Articles related to a Transfer.

38.                     Right of First Refusal. Until the closing of an IPO, each Offeree shall have a right of first refusal with respect to any Transfer of all or any of the securities of the Company held by any other Shareholder (the “Transferor”), in accordance with the following provisions:

38.1.                  Any Transferor proposing to Transfer all or any of its securities (the “Offered Securities”) shall first provide each of the Offerees with an offer stating the identity of the Transferor and of the transferee and the terms of the proposed Transfer (the “Offer”). Each of the Offerees may accept such Offer in respect of all or any portion of the Offered Shares (“Accepting Shareholders”) by giving the Company and the Transferor notice to that effect within 14 days from the date of the Offer (an “Acceptance”).

38.2.                  If the Acceptances, in the aggregate, are in respect of all of, or more than, the Offered Securities, then the Accepting Shareholders shall acquire the Offered Securities, on the terms aforementioned, in proportion to the Accepting Shareholders’ respective holdings of the Company’s issued and outstanding share capital, provided, however, that no Accepting Shareholders shall be entitled or shall be forced to acquire under the provisions of this Article  38 more than the number of Offered Securities initially accepted by such Accepting Shareholder under the Acceptance, and upon the allocation to it of the full number of Offered Securities so accepted, such Accepting Shareholder shall be disregarded in any subsequent computations and allocations hereunder. Any Offered Securities remaining after the computation of such respective entitlements shall be re-allocated among the remaining Accepting Shareholders (other than those to be disregarded as aforesaid), in the same manner, until 100% of the Offered Securities have been allocated as aforesaid.

38.3.                  If the Acceptances are in respect of less than the full number of Offered Securities, then the Accepting Shareholders shall not be entitled to acquire the Offered Shares, and the Transferor, at the expiration of the aforementioned 14-day period, shall be entitled (subject to Article  39 below) to Transfer all (but not less than all) of the Offered Securities to the proposed transferee(s) identified in the Offer, provided, however, that in no event shall the Transferor Transfer any of the Offered Securities to any transferee other than such proposed transferee(s) or Transfer the same on terms more favorable to the transferee(s) than those stated in the Offer, and provided, further, that if the Offered Securities are not Transferred within 90 days after the expiration of such 14-day period, then they shall again be subject to the provisions of this Article  38.

38.4.                  The Transferor shall be bound, upon payment of the offer price, to Transfer to the Accepting Shareholders the Offered Securities which have been allocated to the Accepting Shareholders pursuant to this Article  38. If, after becoming so bound, the Transferor defaults in Transferring the Offered Securities, the Company may receive the purchase price therefor and the Transferor shall be deemed to have appointed any member of the Board as its agent to execute a Transfer of the Offered Securities to the Accepting Shareholders and, upon execution of such Transfer, the Company shall hold the purchase price therefor in trust for the Transferor.

38.5.                  Any Transfer of securities by any Shareholder following the exercise of its co-sale rights under Article  39 shall not be subject to the right of first refusal under this Article  38

38.6.                  An Offeree may assign its right under this Article  11 to an entity that qualifies as a Permitted Transferee that falls within the definition of subsections (a) through (f) of such term in Article  2.43 above.

39.                     Right of Co-Sale

39.1.                  If, at any time prior to the closing of an IPO, any Shareholder (the “Seller”) desires to Transfer any shares of the Company held by it pursuant to the terms of a bona fide offer received from any party (the “Purchaser”), and if the rights of first refusal pursuant to Article 38 above were not exercised, the Seller shall promptly give each Offeree a written notice thereof, which fully describes the terms of the proposed Transfer (the “Co-Sale Offer”), and the Offerees or any one of them shall have the right to require, within 14 days of receipt of the Co-Sale Offer, as a condition to such Transfer described therein, that the Purchaser shall purchase from such Offerees (any Offeree who exercises such right is referred to herein as a “Participant”) at the same price per share and on the same terms and conditions as involved in such Transfer by the Seller, that number of the shares of the Company (or a portion thereof) expressed by multiplying (i) that number of shares of the Company proposed to be acquired by the Purchaser (the “Transaction Shares”) by (ii) a fraction, the numerator of which is the number of shares of the Company then held by such Participant, and the denominator of which is the sum of (A) the aggregate number of shares of the Company then held by all Offerees, and (B) the aggregate number of shares of the Company then held by the Seller prior to such Transfer (such portion with respect to each such Participant shall be referred to as the “Participant’s Co-Sale Pro Rata Portion”).

39.2.                  In the event that one or more of the Participants shall elect to participate in such Transfer, each such Participant shall communicate in writing such election to the Seller within the aforesaid period of time, and, if the Transfer to the Purchaser is consummated, such Participant shall be entitled to Transfer to the Purchaser as part thereof, and no Transfer of any shares of the Company by the Seller shall be completed unless simultaneously with such Transfer the Purchaser purchases, the Participant’s Co-Sale Pro Rata Portion of the Transaction Shares (and if more than one Participant so notified the Seller, all such portions of the Transaction Shares), at the same price per share and on the same terms and conditions as set forth in the Co-Sale Offer. If a Participant did not respond to a Co-Sale Offer within the aforesaid time period, it shall be deemed to be refusing to participate in such Transfer.

39.3.                  If none of the Participants elected to participate in such Transfer, or if some of them did elect to so participate, then the Seller shall be entitled to sell or Transfer all, or the appropriate pro rata portion (together with the participating Participants’ Co-Sale Pro Rata Portions), as applicable, of the Transaction Shares, to the Purchaser at any time within 90 days after the expiration of the aforesaid 14-day acceptance period. Any such Transfer shall be at not less favorable terms and conditions to the Seller than those specified in the Co-Sale Offer. Any of the Seller’s shares in the Company not sold within such 90-day period shall again be subject to the requirements of this Article  39.

40.                     The right of first refusal and right of co-sale set forth in Articles 37,  38 and  39 respectively shall not apply to Transfers of securities from a Shareholder to the Permitted Transferees of such Shareholder, from such Permitted Transferee back to the original Shareholder (provided such original Shareholder is a Permitted Transferee of such transferor) and among the Permitted Transferees of such original Shareholder.

41.                     Each Transfer of securities shall be made in writing in such form as shall be approved by the Board from time to time, which shall be executed by both the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred (or a lost certificate affirmation in case the certificates are not found), and any other proof of the transferor’s title that the Board may require. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

42.                     Until an IPO, in the event that Shareholders holding at least 80% of the issued and outstanding share capital in the Company (the “Initiating Shareholders”) accept in writing a bona fide offer from a potential buyer (the “Offer” and the “Buyer”, respectively) to effect an M&A Event, then:

42.1.         Such decision shall be binding upon the Company and all of the Shareholders and the Shareholders will not object to, shall vote in favor of (including in all class votes), shall execute the relevant documents in connection with, and shall otherwise take all actions necessary and reasonable to effect, such M&A Event on the same terms and conditions for all Shareholders, provided that the proceeds of such transaction shall be distributed in accordance with Articles

135- 137 hereunder.

42.2.         If the M&A Event is conditioned upon the sale of all of the shares of the Company to the Buyer (a “Sale of Shares Transaction”), then all Shareholders (including those Shareholders who did not accept the Sale of Shares Transaction) shall be required to sell their shares in the Sale of Shares Transaction, on the same terms and conditions as those Shareholders who accepted the Sale of Shares Transaction; provided that the proceeds received in the Sale of Shares Transaction shall be distributed in accordance with  135- 137 hereunder.

42.3.         In the event of a Sale of Shares Transaction, as soon as possible after receipt of the Buyer’s offer but in any event not less than 10 days prior to the date set by the Buyer as the final date for accepting such offer, the Company shall notify, or cause to be notified, each Shareholder, to the extent applicable, in writing of such offer. Such notice shall set forth: (i) the name of the Buyer; and (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Buyer.

42.4.         In the event that a Shareholder fails to surrender its certificate in connection with the consummation of a purchase of shares by a Buyer pursuant to this Article  42, such certificate shall be deemed cancelled, the shares represented thereby shall be deemed transferred pursuant to the terms of the M&A Event and the Company shall be authorized to issue a new certificate in the name of the Buyer and the Board shall be authorized to establish an escrow account, for the benefit of such Shareholder, as applicable, into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account until such time as such Shareholder shall surrender its certificate or otherwise present evidence to the Company’s satisfaction that such certificate was lost, stolen or destroyed or shall otherwise comply with the conditions for release then set by the Board.

42.5.         The provisions of this Article  42 set forth an independent and distinct arrangement, separate and unrelated to the procedures set forth in Section 341 of the Companies Law (“Section 341”), which the Shareholders intend to apply in the circumstances described herein, and any conditions or requirements that are set forth in Section 341 shall not apply to the arrangements set forth in this Article  42. In addition and without derogating from the foregoing, if the M&A Event is effected pursuant to Section 341 the majority required for a forced sale pursuant to Section 341 shall be 80% of the issued and outstanding share capital of the Company (with no need for a separate consent of each class). The distribution of the consideration in such transaction shall be in accordance with the Articles 135-137 hereunder.

43.                     Upon the death or liquidation of a Shareholder who was holding shares in the Company jointly with others, the remaining holder(s) shall be recognized by the Company as the sole holder(s) of any title to the shares; however, nothing aforesaid shall release the estate or liquidator of a joint holder of a share from any obligation to the Company with respect to the share that such Shareholder held.

44.                     Upon the death or liquidation of a Shareholder who was the single holder of shares in the Company, such Shareholder’s holdings in the Company may be transferred or transmitted to such Person who becomes entitled to the Shareholder’s relevant assets as a consequence of the death or liquidation, upon such evidence being produced as may from time to time be required by the Board, subject to the Board’s power under these Articles to refuse or delay registration as they would have been entitled to do if the original Shareholder had transferred its holdings in the Company prior to death or liquidation. In the event of refusal of the Board to transfer or transmission, a trustee shall be appointed, by mutual consent of the Company and the estate or liquidator, for the sale and transfer of the shares in the Company, in accordance with all terms and conditions set forth in these Articles. Nothing aforesaid shall release the estate or liquidator of the original Shareholder from any obligation to the Company with respect to the share that such Shareholder held.

45.                     Reserved.

Modification of Capital

46.                     Subject to the provisions of these Articles and the Companies Law (other than Section 20(c) of the Companies Law which shall not apply), the Company may, from time to time, by a resolution in a General Meeting:

46.1.                  consolidate and divide its share capital or a part thereof or convert its shares into shares having par value.

46.2.                  cancel any shares which have not been purchased or agreed to be purchased by any Person;

46.3.                  by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;

46.4.                  reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law;

46.5.                  increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution;

46.6.                  perform any other recapitalization of its shares; or

46.7.                  cancel any securities that are Repurchased by the Company, in accordance with Section 308 of the Companies Law.

47.                     Subject to any provision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

General Meetings

48.                     A General Meeting shall be held at such place and time as may be prescribed by the Board or in accordance with the Companies Law. The Company shall not be required to hold an annual General Meeting except to the extent required for the appointment of its accountants-auditors. All General Meetings other than the annual General Meeting shall be referred to as “Special General Meetings”.

49.                     The Board, whenever it thinks fit, may, and upon a demand in writing by: (i) a director; or (ii) one or more Shareholders holding at least 5% of the issued and outstanding share capital and at least 1% of the voting rights in the Company; or (iii) one or more Shareholders holding at least 5% of the voting rights in the Company, shall convene a Special General Meeting. Any such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Office. The demand may contain a number of documents similarly worded each of which are signed by one or more of the Petitioners. If the directors do not convene a meeting, the Petitioners may convene by themselves a Special General Meeting as provided in Section 64 of the Companies Law.

50.                     Notices of General Meetings shall be given as follows:

50.1.                  A prior notice of at least 7 days and no more than 45 days of any General Meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

50.2.                  The notice shall be given to Shareholders entitled pursuant to these Articles to receive notices from the Company, as hereinafter provided.

50.3.                  Non-receipt of a notice, given as aforesaid, shall not invalidate the resolution passed or the proceedings held at the relevant General Meeting.

50.4.                  With the consent of all the Shareholders who are entitled at such time to receive notices, the Company shall be permitted to convene General Meetings and to resolve any resolution, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

Proceedings of General Meetings

51.                     Subject to the provisions of these Articles, the function of the General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the Board and auditors; to declare Dividends, to appoint accountants-auditors and to fix their salaries, to amend these Articles, and to approve certain actions and transactions under the provisions of Section 255 and Section 268 through Section 275 of the Companies Law.

52.                     No matter shall be discussed or voted on at a General Meeting unless a quorum is present at the time when the General Meeting starts its discussions. Subject to the provisions of these Articles, two or more Shareholders present, personally or by proxy, who hold or represent the majority of the issued and outstanding share capital of the Company, shall constitute a quorum for General Meetings.

53.                     If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same place and time one week from the date of the original meeting. If a notice of the adjourned meeting has been given to the Shareholders, and a quorum is not present at the adjourned meeting within half an hour from the time appointed for the meeting, two or more Shareholders present personally or by proxy, shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

54.                     The chairman of the Board or a director appointed by the Board for such purpose shall open all General Meetings and shall preside as chairman at the meeting.

55.                     The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any General Meeting of the holders of a particular class of shares (a “Class Meeting”).

Vote by Shareholders

56.                     Every resolution put to the vote at a General Meeting shall be decided by a count of votes. Subject to any provision in the Law (other than Section 20(c) of the Companies Law, as may be amended from time to time, which shall not apply to the Company) or in these Articles, all resolutions shall be passed by majority of the voting power represented at the General Meeting in person or by proxy and voting thereon and no class vote or the consent of a specific shareholder shall be required. Notwithstanding the foregoing:

56.1.                  the amendment of Articles  2.1,  2.2,  2.3,  2.4,  2.5,  2.6,  2.8,  2.9,  2.10,  2.11,  2.12,  2.13,  2.28,  2.33,  2.36,  2.38,  2.39,  2.42,  2.43,  2.45,  2.49,  11,  37,  38,  39,  40,  42,  69, and  135 and/or this Article  56.1 shall require the affirmative consent of the holders of at least 75% of the voting power in the Company.

56.2.                  the amendment of Article 69.1 and/or this Article 56.2 shall require the affirmative consent of the holders of at least a majority of all the shares acquired pursuant to the 2010 SPA (the “2010 SPA Majority Investors”), and

56.3.                  the amendment of Article 69.2 and/or this Article 56.3 shall require the affirmative consent of the BVP Funds.

56.4.                  the amendment of Articles 69.3 or 69.4 shall require the affirmative consent of the Founder(s) whose right to appoint a director is being amended thereby. The amendment of this Article 56.4 shall require the affirmative consent of the Founders.

56.5.                  the amendment of Article 69.5 and/or this Article 56.5 shall require the affirmative consent of Accel Partners.

56.6.                  the amendment of Article 69.6 and/or this Article 56.6 shall require the affirmative consent of

Qumra and Roy Oron.

56.7.                  the amendment of Article 69.7 and/or this Article 56.7 shall require the affirmative consent of Square Peg.

56.8.                  the amendment of Article  70 and/or this Article  56.8 shall require the affirmative consent of ION.

57.                     Subject to the provisions of these Articles, in a count of votes, each Shareholder present at a General Meeting, personally or by proxy, shall be entitled to one vote for each share held by it; provided that no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote thereat unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.

58.                     If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

59.                     Reserved.

60.                     In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

61.                     An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such General Meeting or at such adjourned General Meeting wherein that Person was supposed to vote, and every vote not disqualified at such a General Meeting shall be valid for each and every matter. The chairman of the General Meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

62.                     A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

63.                     A Shareholder which is a corporation shall be entitled to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the Shareholder he represents all the powers that the Shareholder itself might perform as if it were a natural person.

64.                     In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder. Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

65.                     A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

“I,                , of                     , a Shareholder holding shares in Fiverr International Ltd. (the “Company”)hereby appoint               of                    as my proxy to vote in my name and place at the [annual, special, adjourned - as the case may be] General Meeting of the Company to be held on          , and at any adjournment thereof, with respect to all shares of the Company held by me.

In witness whereof signed by me this day of ,

Appointor’s Signature”

Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

66.                     A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

67.                     A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

68.                     Subject to the provisions of any law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at General Meetings, or a resolution as aforesaid agreed upon by mail, facsimile, or e-mail shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution.

Board; Observers

69.                     The Board shall consist of up to 8 (eight) members, to be appointed as follows:

69.1.                    The 2010 SPA Majority Investors, as long as the 2010 Investors hold at least 7.5% of the Company’s issued and outstanding share capital, shall be entitled to appoint, remove and reappoint one (1) member to serve as a director on the Board, who shall initially be Guy Gamzu.

69.2.                    The BVP Funds, as long as they hold at least 7.5% of the Company’s issued and outstanding share capital, shall be entitled to appoint, remove and reappoint one (1) member to serve as a director on the Board, who shall initially be Adam Fisher.

69.3.                    Shai Wininger, for as long as he holds at least 7.5% of the Company’s issued and outstanding share capital, shall be entitled to appoint, remove and reappoint one (1) member to serve as directors on the Board.

69.4.                    Micha Kaufman shall serve on to the Board of Directors of the Company.

69.5.                    Accel Partners, as long as they hold at least 7.5% of the Company’s issued and outstanding share capital, shall be entitled to appoint, remove and reappoint one (1) member to serve as a director on the Board.

69.6.                    As long as the 2014 Qualified Investors collectively hold at least 7.5% of the Company’s issued and outstanding share capital, the 2014 Qualified Investors shall be entitled to appoint, remove and reappoint one (1) member (the “2014 Qualified Investors’ Director”) to serve as a director on the Board, in accordance with the following mechanism: (A) As long as Qumra continues to hold at least 5% of the Company’s issued and outstanding share capital - the 2014 Qualified Investors’ Director shall be appointed, removed and reappointed by Qumra; (B) If and after Qumra ceases to hold at least 5% of the Company’s issued and outstanding share capital - the 2014 Qualified Investors’ Director shall be appointed, removed and reappointed by a majority-in-interest among Qumra, Qumra’s Permitted

Transferees (if applicable), Roy Oron and Roy Oron’s Permitted Transferees (if applicable).  The initial 2014 Qualified Investors’ Director shall be Mr. Erez Shachar;

69.7.                    Square Peg, as long as it holds at least 6.5% of the Company’s issued and outstanding share capital, shall be entitled to appoint, remove and reappoint one (1) member to serve as a director on the Board, who shall initially be Arad Naveh; and

69.8.                    The majority of the directors appointed pursuant to Articles 69.1 through 69.7 above, shall be entitled to appoint, remove and reappoint one (1) member to serve as a director on the Board.

70.                     ION shall have the right to designate one representative (an “Observer”) to attend all meetings of the Board in a nonvoting observer capacity and, in that regard, the Company shall give such Observer copies of all notices, minutes, consents (including written resolutions in lieu of a meeting), information and other materials that it provides (and in the same manner and timing provided) to its directors; provided that the Observer shall agree in advance and in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided or otherwise learned by him/her in such capacity, in a form reasonably required by the Company. The Board may exclude an Observer from a meeting or portion of a meeting, and withhold any such information, to the extent necessary, as determined by the Board or committee, as applicable, upon advice of legal counsel to the Company, to preserve the attorney-client privilege or to prevent the Company from violating a confidentiality undertaking towards a third party.

71.                     The appointment, removal or replacement of a director or the Observer, as set forth in Articles  69 and 70, may be effected at any time, including during an initial or extended term of service of a director, by the delivery of a written notice to the Company at its Office, signed by the Shareholder entitled to effect such appointment or removal, provided, however, that Micha Kaufman may be removed by the Board of Directors after he ceases to hold at least 7.5% of the Company’ issued and outstanding share capital (including any options granted to him).

72.                     If any member of the Board is not designated or appointed, or if the office of any member of the Board is vacated, the other members of the Board may act in every way and manner provided for under these Articles and the law as long as their number does not fall below the quorum required by these Articles for a Board meeting.

73.                     Any Board member is entitled to appoint an alternate director (an “Alternate Director”). Any person may be an Alternate Director if such person is qualified to serve as a director of the Company, or if such person is already a director in the Company or an Alternate Director in the Company. Any Alternate Director shall have a vote equal to the vote of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article  76 below in relation with such Alternate Director. In the event that a member of the Board is precluded by law or otherwise from participating in a meeting or a vote of the Board, such member shall be entitled to appoint an Alternate Director to so participate and/or vote in his place.

74.                     A director shall not be required to hold qualifying shares in the Company.

75.                     A director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a Shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

76.                     Subject to the provisions of the Law, these Articles, and an existing contract, the tenure of office of a director shall automatically be terminated upon the occurrence of one of the following:

76.1.                  if he becomes bankrupt;

76.2.                  if he is declared insane, becomes of unsound mind or legally competent;

76.3.                  if he resigns by an instrument in writing delivered to the Company;

76.4.                  with his death and if it is a corporation or other entity, with the liquidation of such corporation or other entity;

77.                     Members of the Board shall not receive any remuneration from the Company’s funds, unless otherwise resolved by the General Meeting, and at a rate decided by such resolution. Notwithstanding the aforesaid, the members of the Board shall be entitled to reimbursement of their expenses in the course of their performance of their duties as directors, including expenses in relation of participating in Board meetings, according to a reasonable reimbursement policy of the Company.

Powers and Duties of Directors

78.                     The Board shall determine and direct the Company’s policy and shall supervise and inspect the performance of the Company’s CEO or General Manager and his or her actions and responsibilities, and it may pay all expenses incurred in connection with the establishment and registration of the Company as it shall see fit. The Board shall be entitled to perform the Company’s powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in Law, in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

79.                     Without limiting the generality of the preceding provision, but subject to the provisions of these Articles, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

Functions of the Directors

80.                     The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit, in accordance with the Articles herein.

81.                     The directors, by a majority vote, shall elect a chairman of the Board. Such chairman shall not have any additional or casting vote.

82.                     The presence of a majority of the directors then in office at the opening of a meeting shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, the presence of any two directors at such adjourned meeting shall be deemed a quorum.

83.                     The Board may delegate any of its powers to committees and may from time to time revoke such delegation. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles as applicable to the Board.

84.                     Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

85.                     Every director may at any time request that a Board meeting be called and the Chairman shall call such a meeting upon such request.

86.                     Any notice of a Board meeting can be given in writing, or by mail, facsimile, or e-mail and shall include reasonable detail of the issues of such meeting. Notice shall be given at least 5 Business Days before the time appointed for the meeting, unless all of the members of the Board at that time agree to a shorter notice, or waive notice altogether.

87.                     Issues raised before all meetings of the Board shall be decided by the majority of the directors present at the meeting of the Board and permitted by the Companies Law to vote on the relevant issue.

88.                     A resolution in writing signed or agreed to in writing by all of the directors entitled to participate and vote on the issue at stake shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held. In addition, the Board may adopt resolutions without meeting, in accordance with the terms of Section 103 of the Companies Law.

89.                     All actions performed bona fide by the Board or by any person acting as a director or as an Alternate Director shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a director or an Alternate Director, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or in his qualifications to so serve.

90.                     The Board shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, and of Board’s meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting, shall serve as prima facie proof of the truth of the contents of the minutes.

Personal Interest

91.                     All transactions and actions in which an Office Holder (as such term is defined in the Companies Law) in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law.

Local Management

92.                     The Board may organize from time to time arrangements for the management of the Company’s business in any particular place, whether in Israel or abroad, as they shall see fit.

93.                     Without derogating from the general powers granted to the Board pursuant to the preceding Article, the Board may from time to time convene any local management or agency to conduct the business of the Company in any particular place, whether in Israel or abroad, and may appoint any person to be a member of such local management, or to be a director or agent, and may decide his manner of compensation. The Board may from time to time grant a person so appointed any power, authority, or discretion that the Board have at that time, and may authorize any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorization may be made upon such conditions as the Board deems fit. The Board may from time to time relieve any person so appointed or revoke or change any such authorization.

CEO, General Manager, President, Secretary, Other Officers and Attorneys

94.                     Subject to the provisions of these Articles, the Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the Chief Executive Officer (“CEO”) of the Company. The appointment may be either for a fixed period of time or without limiting the time that the CEO will stay in office. The Board may, from time to time, subject to any provision in any contract between the CEO and the Company, release him from his office and appoint another or others in his or their place. The CEO shall be responsible for the current operation of the Company’s affairs within the bounds of the policy determined by the Board and subject to its directions. In addition, the Board may from time to time grant and bestow upon the CEO those powers and authorities that it exercises pursuant to these Articles and under the provisions of Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.

95.                     Subject to the provisions of these Articles, the Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such persons or may otherwise bestow on the CEO of the Company such powers. The Board may determine or may bestow on the CEO the power to determine the powers and duties of such persons, and may demand security in such cases and in such amounts as it deems fit.

96.                     Subject to the provisions of these Articles, the wages and any other compensation of the CEO and other managers, officers or key personnel (unless the power to engage the same was bestowed on the CEO — in which case the authority shall rest with the CEO) shall be determined from time to time by the Board, and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

97.                     The Board may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

Dividends

98.                     Subject to the provisions of these Articles and the provisions of Sections 301 through 311 of the Companies Law, the Company, at a General Meeting and upon the recommendation of the Board, may declare a Dividend to be paid to the Shareholders, according to their rights and benefits under these Articles, and to decide the time of payment. A Dividend may not be declared in excess of that recommended by the Board, although the Company at a General Meeting may declare a smaller Dividend.

99.                     A notice of the declaration of a Dividend shall be given to the Shareholders registered in the Register, in the manner provided for in these Articles.

100.              Subject to the provisions of these Articles, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to Dividends, the profits of the Company which shall be declared as Dividends shall be distributed according to the proportion of the fully paid up shares held by the Shareholders as of the record date fixed by the Company. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

101.              The Board may issue any share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition; in any such case, subject to Law and these Articles, the Dividend shall be paid in respect of such a share in accordance with such a condition.

102.              At the time of declaration of a Dividend the Company may decide that such a Dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.

103.              The Company shall have a lien on any Dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

104.              The persons registered in the Register as Shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A transfer of shares shall not transfer the right to a Dividend, which has been declared after the transfer but before the registration of the transfer.

105.              A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a Shareholder or person entitled thereto as registered in the Register, or in the case of joint owners - to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the record date in respect of the Dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

106.              If at any time the share capital is divided into different classes of shares, the distribution of Bonus Shares shall be made in one of the two following manners as to be determined by the Board:

106.1.           all holders of shares entitled to fully paid up shares shall receive one uniform class of shares; or

106.2.           each holder of shares entitled to fully paid up shares shall receive shares of the class of shares held by him and entitling him to fully paid up shares.

107.              In order to give effect to any resolution in connection with a Distribution, the Board may resolve any difficulty that shall arise with respect to such Distribution in such way as it shall deem proper, including the issuance of certificates for fractional shares, and the determination of the value of certain property for purposes of Distribution. The Board may further decide that payment in cash shall be made to a Shareholder on the basis of value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to any Dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid and binding on the Company.

108.              The Board may, with respect to all Dividends not demanded within 30 days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.

109.              The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Article.

110.              All Articles in these Articles of Association relating to Dividends shall apply, mutatis mutandis, to a Distribution by the Company.

Reserves

111.              The Board may set aside from the profits of the Company the sums they deem proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall in the discretion of the Board be beneficial to the Company, and the Board may invest the various sums so set aside in such investments as they deem proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board may, from time to time, also transfer to the next year profits out of such sums which are, in their discretion, beneficial to the Company. The Board may generally create funds as they deem necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in their discretion as they deem fit so long as the creation, changes or uses of such funds do not exceed any provision of the Law or accepted accounting principles and practices.

112.              All premiums received from the issue of shares shall be capital funds, and they shall be treated for every purpose as capital and not as profits distributable as Dividends. The Board may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited to the reserve account, unless the Board decides to cover such losses from other funds of the Company. The Board may use moneys credited to the capital reserve liability account in any manner that these Articles or the Law permit.

113.              Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.

Capitalization of Reserve Funds

114.              The Company may from time to time resolve at a General Meeting that any amount, investment or property not required as a source for payment of fixed preferential Dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as Bonus Shares, in the manner so directed by such resolution. The Board shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The directors may also use such investment, sum or property, or any part thereof, for the full payment of the Company’s capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Board may act, and shall have all the powers and authorities, as set forth in Article  111 above, mutatis mutandis.

Office

115.              The Board shall determine the location of the Office.

Stamp and Signatures

116.              The Board shall cause the Company’s stamp, of which the Company shall have at least one, to be kept in safekeeping, and it shall be forbidden to use the stamp in violation of any instructions the Board may give in connection with the use thereof.

117.              Subject to the provisions of these Articles, the Board may designate any Person or Persons (even if they are not members of the Board) to act and to sign in the name of the Company, and to apply the Company’s stamp; the acts and signature of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.

118.              The printed or typed name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the stamp of the Company was affixed.

Accounts and Audit

119.              The Board shall cause correct accounts to be kept:

119.1.           of the assets and liabilities of the Company;

119.2.           of moneys received or expended by the Company and the matters for which such moneys are expended or received; and

119.3.           of all purchases and sales made by the Company. The account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the directors.

120.              The Board shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. No Shareholder other than a director shall have any right to inspect any account book or document of the Company except as conferred by Law, by agreement, or as authorized by the Board or by the Company in a General Meeting.

121.              Accountants-Auditors shall be appointed and their function shall be set out in accordance with the Law.

122.              Reserved.

Notices

123.              A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by mail, facsimile, or e-mail addressed to such Shareholder at his address as appearing in the Register. If the address of a Shareholder is outside of Israel, then any notice sent by mail shall be sent by airmail.

124.              All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

125.              A Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder who has not provided an address at which notices may be served shall be entitled to receive any notice from the Company.

126.              A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or facsimile, or email addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

127.              Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served 7 Business Days after the delivery thereof to the post office; if sent by airmail, shall be deemed to have been served 5 Business Days after the delivery thereof to the post office; and (iii) if sent by facsimile, or e-mail, shall be deemed to have been served 24 hours after the time such facsimile, or e-mail was sent. In proving such service it shall be sufficient to prove that the letter or document was properly addressed and delivered at the post office, or sent by facsimile, or e-mail, as the case may be. If a notice is, in fact, received by the addressee, then it shall be deemed to have been duly served, when received, notwithstanding it having been defectively addressed or failed in some other respect, to comply with the provisions of this Article.

Office Holders’ Indemnity, Insurance and Exemption

128.              Subject to the provisions of the Law, the Company may indemnify its Office Holders to the fullest extent permitted by the Law. Subject to the provisions of the Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder’s capacity as an Officer Holder of the Company:

128.1.           a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company;

128.2.           reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding (i) concluded without the filing of an indictment against such Office Holder and without there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding, or (ii) concluded without the filing of an indictment against such Office Holder but with there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

128.3.           reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

128.4.           For purposes of Article  128.2 above:

128.4.1.             the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by the Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

128.4.2.             a “financial obligation imposed in lieu of a criminal proceeding” means a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law or a penalty.

128.4.3.             The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that, in respect of Article  128.1, the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

129.              Subject to the provisions of any Law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:

129.1.           a breach of the duty of care owed to the Company or any other person;

129.2.           a breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

129.3.           a monetary liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

130.             Subject to the provisions of any Law, the Company may exempt in advance, by a Board resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company. Notwithstanding the foregoing, the Company may not exempt Office Holders in advance from their responsibilities for damages due to their violation of their duty of care to the

Company with respect to Distributions.

131.             The provisions of Articles  128,  129 and  130 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board.

Winding Up

132.             Subject to provisions of these Articles to the contrary, in the event of a winding up of the Company, the Company’s property distributable among the Shareholders shall be distributed in proportion to the fully paid up shares held by them, of any class.

133.             Subject to provisions of these Articles to the contrary, if the Company is voluntarily wound up, the liquidators may, with the approval of a resolution in a General Meeting, divide the property as is among the Shareholders, or deposit any part of the Company’s property with trustees in escrow for the benefit of Shareholders, as they deem proper.

134.             Subject to provisions of these Articles to the contrary, if, at the time of liquidation, the Company’s property available for distribution among the Shareholders shall not suffice to return all the paid up capital, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses shall as much as possible be borne by the Shareholders in proportion to the paid up capital or that which shall have been paid at the commencement of the liquidation on the shares held by each of them. If, at the time of liquidation, the Company’s property designated for distribution among the Shareholders is in excess of the amount necessary for the return of capital paid up at the beginning of the liquidation, it shall belong and be delivered to the Shareholders pro rata to the fully paid up shares held by each of them at the commencement of the liquidation.

Allocation of Distributable Proceeds

135.             In the event of: (i) a liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily; or (ii) a distribution of all or substantially all of the shares and/or cash and/or assets of the Company, by way of Dividend or other Distribution (any of the foregoing, a “Liquidation Event”); then all of the assets, funds and dividends of the Company legally available for distribution to the Shareholders and the proceeds received by the Shareholders in such Liquidation Event, in each case whether in cash or otherwise (collectively, the “Distributable Proceeds”), shall be distributed among all of the shareholders of the Company as follows:

135.1.                            First, by virtue of the A4 Protected Ordinary Shares held by the A4 Investors or their respective Permitted Transferees, each A4 Investor or its Permitted Transferees, as applicable, shall receive an amount equal to the higher of (i) such A4 Investor’s Adjusted Investment Amount (the “A4 Non-Participation Preference”), or (ii) an amount equal to such A4 Investor’s Pro Rata Ratio (as such term is defined in Article  135.5 below) of the Distributable Proceeds by virtue of such A4 Investor’s A4 Protected Ordinary Shares only ((i) or (ii) as applicable, the “A4 Distribution Amount”).  In the event that the A4 Distribution Amount is determined in accordance with sub-section (ii) of this Article  135.1, then the Distributable Proceeds shall be distributed among the A4 Investors (only by virtue of those applicable A4 Protected Ordinary Shares held thereby, which are entitled to receive their portion of the A4 Distribution Amount by virtue of sub-section (ii) of this Article  135.1) in accordance with the provisions of Article  135.5 and such shares shall be included in the definition of “Participating Protected Shares” per Article  135.5 below.  In the event that the Distributable Proceeds, which are distributable pursuant to this Article  135.1, are insufficient for the distribution in full to each A4 Investor of the A4 Non-Participation Preference of such A4 Investor by virtue of its A4 Protected Ordinary Shares which are not

Participating Protected Shares, then the Distributable Proceeds shall be distributed among all of the A4 Investors who hold A4 Protected Ordinary Shares and who are entitled to receive their portion of the A4 Distribution Amount by virtue of sub-section (i) of this Article  135.1, pro rata to their respective A4 Non-Participating Preference attributable to such A4 Protected Ordinary Shares.

135.2.                            Second, after payment in full of the A4 Non-Participating Preference under Article  135.1, if applicable, then by virtue of the A3 Protected Ordinary Shares held by the A3 Investors or their respective Permitted Transferees, each A3 Investor or its Permitted Transferees, as applicable, shall receive an amount equal to the higher of (i) such A3 Investor’s Adjusted Investment Amount (the “A3 Non-Participation Preference”), or (ii) an amount equal to such A3 Investor’s Pro Rata Ratio (as such term is defined in Article  135.5 below) of the Distributable Proceeds by virtue of such A3 Investor’s A3 Protected Ordinary Shares only ((i) or (ii) as applicable, the “A3 Distribution Amount”).  In the event that the A3 Distribution Amount is determined in accordance with sub-section (ii) of this Article  135.2, then the Distributable Proceeds shall be distributed among the A3 Investors (only by virtue of those applicable A3 Protected Ordinary Shares held thereby, which are entitled to receive their portion of the A3 Distribution Amount by virtue of sub-section (ii) of this Article  135.2) in accordance with the provisions of Article  135.5 and such shares shall be included in the definition of “Participating Protected Shares” per Article  135.5 below.  In the event that the Distributable Proceeds, which are distributable pursuant to this Article  135.2, are insufficient for the distribution in full to each A3 Investor of the A3 Non-Participation Preference of such A3 Investor by virtue of their A3 Protected Ordinary Shares which are not Participating Protected Shares, then the Distributable Proceeds which are distributable pursuant to sub-section (i) of this Article  135.2 shall be distributed among all of the A3 Investors who hold A3 Protected Ordinary Shares and who are entitled to receive their portion of the A3 Distribution Amount by virtue of sub-section (i) of this Article  135.2, pro rata to their respective A3 Non-Participating Preference attributable to such A3 Protected Ordinary Shares.

135.3.                            Third, after payment in full of the A4 Non-Participating Preference under Article 135.1, if applicable, and the A3 Non-Participating Preference under Article 135.2, if applicable, then by virtue of the A2 Protected Ordinary Shares held by the A2 Investors or their respective Permitted Transferees, each A2 Investor or its Permitted Transferee, as applicable, shall receive an amount equal to the higher of (i) such A2 Investor’s Adjusted Investment Amount (the “A2 Non-Participation Preference”), or (ii) an amount equal to such A2 Investor’s Pro Rata Ratio (as such term is defined in Article  135.5 below) of the Distributable Proceeds by virtue of such A2 Investor’s A2 Protected Ordinary Shares only ((i) or (ii) as applicable the “A2 Distribution Amount”).  In the event that the A2 Distribution Amount is determined in accordance with sub-section (ii) of this Article 135.3, then the Distributable Proceeds shall be distributed among the A2 Investors (only by virtue of those applicable A2 Protected Shares held thereby, which are entitled to receive their portion of the A2 Distribution Amount by virtue of sub-section (ii) of this Article 135.3) in accordance with the provisions of Article  135.5 and such shares shall be included in the definition of “Participating Protected Shares” per Article  135.5 below.  In the event that the Distributable Proceeds which are distributable pursuant to this Article 135.3 are insufficient for the distribution in full to one or more A2 Investors of their respective portions of the A2 Non-Participating Preference by virtue of their A2 Protected Ordinary Shares which are not Participating Protected Shares, then the Distributable Proceeds which are distributable pursuant to sub-section (i) of this Article 135.3 shall be distributed among all of the A2 Investors who hold A2 Protected Ordinary Shares and who are entitled to receive their portion of the A2 Distribution Amount by virtue of sub-section (i) of this Article 135.3, pro rata to their respective A2 Non-Participating Preference attributable to such A2 Protected Ordinary Shares.

135.4.                            Fourth, after payment in full of the A4 Non-Participating Preference under Article  135.1, if applicable, the A3 Non-Participating Preference under Article  135.2, if applicable, and the A2 Non-Participating Preference under Article  135.3, if applicable, then by virtue of the A1 Protected Ordinary Shares held by the A1 Investors or their respective Permitted Transferees, each A1 Investor or its Permitted Transferee, as applicable, shall receive an amount equal to the higher of (i) such A1 Investor’s Adjusted Investment Amount (the “A1 Non-Participation Preference”), or (ii) an amount equal to such A1 Investor’s Pro Rata Ratio (as such term is defined in Article  135.5 below) of the Distributable Proceeds by virtue of such A1 Investor’s A1 Protected Ordinary Shares only ((i) or (ii) as applicable the “A1 Distribution Amount”).  In the event that the A1 Distribution Amount is determined in accordance with sub-section (ii) of this Article  135.4, then the Distributable Proceeds shall be distributed among the A1 Investors (only by virtue of those applicable A1 Protected Shares held thereby, which are entitled to receive their portion of the A1 Distribution Amount by virtue of sub-section (ii) of this Article  135.4) in accordance with the provisions of Article  135.5 and such shares shall be included in the definition of “Participating Protected Shares” per Article  135.5 below.  In the event that the Distributable Proceeds which are distributable pursuant to this Article  135.4 are insufficient for the distribution in full to one or more A1 Investors of their respective portions of the A1 Non-Participating Preference by virtue of their A1 Protected Ordinary Shares which are not Participating Protected Shares, then the Distributable Proceeds which are distributable pursuant to sub-section (i) of this Article  135.4 shall be distributed among all of the A1 Investors who hold A1 Protected Ordinary Shares and who are entitled to receive their portion of the A1 Distribution Amount by virtue of sub-section (i) of this Article  135.4, pro rata to their respective A1 Non-Participating Preference attributable to such A1 Protected Ordinary Shares. It is hereby clarified that for purposes of this Article  135.4, in the event that an A1 Investor has purchased A1 Protected Ordinary Shares in more than one financing round or secondary purchase, then, for purposes of calculating such A1 Investor’s entitlement to its portion of the A1 Distribution Amount, such A1 Investor shall be treated as a separate shareholder for each set of A1 Protected Ordinary Shares held by such A1 Investor which were purchased in the same financing round or secondary purchase or at the same price per share. For example, an A1 Investor that has purchased A1 Protected Ordinary Shares as part of the 2010 SPA, the 2011 SPA and the 2012 SPA, shall be treated as three separate and unrelated shareholders for the purpose of deciding whether each group of A1 Protected Ordinary Shares shall entitle such A1 Investor to the A1 Distribution Amount pursuant to Article  135.4(i) or Article  135.4(ii) above.

135.5.                            Fifth, after payment in full of the A4 Non-Participating Preference, the A3 Non-Participating Preference, the A2 Non-Participating Preference and the A1 Non-Participation Preference under sub-sections (i) of Articles  135.1,  135.2,   135.3 and  135.4, in each case, if and to the extent applicable, the remaining Distributable Proceeds, if any, shall be distributed among the shareholders of the Company with respect to all Ordinary Shares that are not Protected Ordinary Shares held by them (which Ordinary Shares shall include, for such purpose, any Protected Ordinary Shares whose portion of the A4 Distribution Amount, A3 Distribution Amount, A2 Distribution Amount or A1 Distribution Amount, as applicable, is determined in accordance with sub-section (ii) of Articles  135.1,  135.2,   135.3 or  135.4, respectively; such Protected Ordinary Shares shall be referred to in this Article  135 as “Participating Protected Shares”) on a pro rata, pari passu basis with each such shareholder receiving its pro rata portion of the remaining Distributable Proceeds, which pro rata portion is calculated based on (a) the number of Ordinary Shares held by such shareholder on the Determining Date which are not Protected Ordinary Shares and (b) the number of Participating Protected Shares held by such shareholder on the Determining Date, relative to the total number of issued and outstanding Ordinary Shares of the Company including the Participating Protected Shares but excluding Protected Ordinary Shares which are not Participating Protected Shares, on the Determining Date (such pro rata ratio, with respect to each shareholder: its “Pro Rata Ratio”):

136.             Any M&A Event (which shall include for the purpose of this Section a transaction in which a party who is then a shareholder of the Company purchases the remainder of the outstanding shares or substantially all of the remainder of the outstanding shares), shall be treated as a Liquidation Event pursuant to Article  135 (a “Deemed Liquidation Event”), and the provisions of Article  135 shall apply to a distribution or division of the Distributable Proceeds received by the Company and/or the shareholders of the Company in connection with such Deemed Liquidation Event. In any Deemed Liquidation Event in which the shareholders of the Company (and not the Company) are the intended recipients of the proceeds resulting therefrom, the Company will not register or otherwise give effect to any transfer of securities pursuant to such Deemed Liquidation Event, nor will any such transfer of securities be considered valid, unless appropriate measures have been taken in order to ensure the full implementation of the provisions of Article  135.

137.              If the amount deemed paid or distributed under Article  135, or any part thereof, is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

137.1.                            For securities not subject to restrictions on free marketability,

(1)                                   if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 20 trading day period ending three trading days prior to the date of distribution;

(2)                                   if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 20 trading day period ending three trading days prior to the date of distribution; or

(3)                                   if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company, provided, however, that shareholders of the Company holding at least 50% of the voting power of the Company may request in writing that the fair market value of such securities or other property be determined by a professional and independent appraiser, the identity of whom will be determined by the Board of Directors of the Company and approved by shareholders of the Company holding at least 50% of the voting power of the Company.

137.2.                            The valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be determined in good faith by the Board of Directors of the Company.

Conflicting Provisions

138.              These Articles hereby amend, restate and supersede in their entirety any previously adopted Articles of Association of the Company, and any such previous Articles of Association are hereby terminated and of no further force and effect.

139.              In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies (regardless of whether or not such Hebrew version contains signatures of shareholders), then such a Hebrew version shall be considered solely a convenience translation, and in the event of any contradiction or inconsistency between the English version and the Hebrew version, the English version shall prevail and the Hebrew version shall be disregarded and have no binding effect nor impact on the interpretation of these Articles as among the Company, its Shareholders and, to the extent permitted by applicable law, any third party.

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